UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  06/17/2005

CELLSTAR CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-22972

Delaware	75-2479727
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1730 Briercroft Court, Carrollton, Texas 75006
(Address of Principal Executive Offices, Including Zip Code)

(972)466-5000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

On June 17, 2005, CellStar Corporation (the "Company") announced a proposal to sell up to $50.0 million of convertible debentures (the "Debentures"), and, on June 16, 2005, the Company signed a letter of intent to sell up to $25.0 million of the Debentures to Stanford Financial Group Company and its affiliates ("Stanford").   Stanford is acting on its own behalf. In its press release dated June 17, 2005, the Company incorrectly reported that Stanford is acting as financial advisor to Alan H. Goldfield, the founder and former Chairman and CEO of the Company. The Company has not yet entered into any letter of intent for the sale of the balance of the Debentures.

The Debentures would have a four-year term with a coupon rate of 8% and would be convertible into the Company's common stock at $4.00 a share. For each $1000.00 of Debentures, the Company would issue warrants to purchase 192 shares exercisable at $0.01 per share, with a five-year term. The Debentures would be subordinate to the Company's senior credit facility and 12% senior subordinated notes due January of 2007.

The letter of intent is non-binding, and the final terms of the definitive agreements are contingent upon, among other conditions, the satisfactory results of Stanford's due diligence investigation of the Company, the prevailing securities market conditions at the time of the closing of the proposed transaction, the election of Mr. Goldfield as the Company's Chairman of the Board and Chief Executive Officer, the election of three persons named by Mr. Goldfield to serve on the Company's five-member Board of Directors, and certain agreements between Mr. Goldfield and Stanford. Stanford is aware of the on-going review in the Company's Asia Pacific Region by the Company's Audit Committee. It is anticipated that the due diligence examination will commence immediately and that the closing will be held on, or the efforts toward concluding a transaction will terminate by, July 31, 2005.

There can be no assurance that the parties will be successful in negotiating a definitive agreement or consummating the proposed transaction. The Debentures will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The press release dated June 17, 2005, revised to delete the incorrect statement described above, is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

99.1 CellStar Corporation press release dated June 17, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CELLSTAR CORPORATION

Date: June 21, 2005.	By:	/s/ Elaine Flud Rodriguez
Elaine Flud Rodriguez
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	CellStar Corporation press release dated June 17, 2005.